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                                                                   EXHIBIT 10.27



                          WINK ENGINE LICENSE AGREEMENT

        THIS AGREEMENT (the "Agreement") is executed as of this 30 day of September 1997 ("Execution Date") to memorialize the parties' relationship and its terms are effective Oct 31, 1994, (the "Effective Date"), between Wink Communications, Inc., a California corporation with offices at 1001 Marina Village Parkway, Alameda, CA 94501 ("Wink") and Toshiba Corporation, with offices at 1-1, Shibaura 1-Chome, Minato-ku, Tokyo 105-01, Japan ("Toshiba").

                                   BACKGROUND

        A. Wink is a software developer and has developed its interactive television system of technology and related products, services, processes and materials (the "Wink ITV System"), which includes a software protocol for delivering interactive applications synchronized with or independent of television programs and advertisements. Also included without limitation in the Wink ITV System are an authoring tool, server software and the Wink Engine TM that decodes the protocol and displays the interactive applications overlaid on a television screen.

        B. Wink and Toshiba desire that Wink develop and grant to Toshiba the right to use and embed certain Wink products in Toshiba products identified by the parties from time to time. Wink and Toshiba are executing a series of agreements to accomplish this desired goal: (i) this Agreement, (ii) Wink Online Server for InterText License Agreement, and (iii) Wink Application Server License Agreement (together, the "Wink/Toshiba Agreements").

        C. The Wink Engine is among the Wink products that Toshiba desires that Wink modify and grant to Toshiba the right to use and embed in Toshiba products. The parties desire that Wink customize and grant Toshiba the right to use Wink's software engine for inclusion in certain Toshiba components for distribution in television and video products.

                                    AGREEMENT

1.      DEFINITIONS

        1.1 "Wink Engine" shall mean Wink's software engine as it exists without customization pursuant to this Agreement, in machine executable, object code format.

        1.2 "Licensed Engine Product" shall mean the Wink Engine and other Wink-owned files that are provided with the Wink Engine, all as customized by Wink for the TC90A01F decoder chip and other chips that are similar enough to the TC90A01F that no change must be made to the Wink Engine for it to run on the similar device ("TC9OA01 and Like Chips"), version 1.0, in object code format, and any Updates that may be provided by Wink to Toshiba from time to time.

        1.3 "Toshiba Component" shall mean either (a) the InterText decoder board containing the TC90A01F and like Chips, ROM, RAM and a modem for insertion into a television, VCR, broadcast set-top device or similar audio visual device, or (b) the ROM (read-only memory) which is running on the TC90A01F and like Chips for insertion into the InterText decoder board described in (a).

        1.4 "Combined Engine Component" shall mean the Toshiba Component with the Licensed Engine Product incorporated.

        1.5 "Combined Engine Product" shall mean a television, VCR, television set-top device or similar audio visual device that incorporates the Combined Engine Component or other devices which the parties shall mutually agree upon in writing.



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        1.6     "Deliverables" shall mean each deliverable identified in the
                Development Plan.

        1.7 "Development Activities" shall mean the development work to be performed by both parties pursuant to this Agreement and the Development Plan

        1.8 "Development Plan" shall mean the plan for completion of the development activities including the Specifications, each party's respective development obligations, milestones, a schedule, Deliverables, and other relevant items all as mutually agreed upon and as set forth in Exhibit A attached hereto for the delivery of the Licensed Engine Product and, if specified by the parties in a mutually agreed amendment or addendum to Exhibit A, for Updates.

        1.9 "Updates" shall mean updates containing error corrections or minor enhancements to the Licensed Engine Product created by or for Wink after the Effective Date and designated by a change in version number to the right of the decimal point. Updates do not include major enhancements to the Licensed Engine Product designated by changes in the version number to the left of the decimal point.

        1.10 "Specifications" shall mean the technical and other specifications for the Licensed Engine Product as set forth in the Development Plan.

        1.11 "Intellectual Property Rights" shall mean all current and future worldwide patents and other patent rights, copyrights, mask work rights, trade secrets, know-how, technical information, and all other intellectual property rights, including without limitation all applications and registrations with respect thereto.

2       DEVELOPMENT

        2.1 Development Efforts. Each party will use reasonable commercial efforts to perform its Development Activities in accordance with the Development Plan. In connection therewith, each party shall
                (i) cooperate with the other party to produce the Specifications, and (ii) cooperate in providing the other party with additional materials and information, as mutually agreed. Toshiba shall provide the equipment and other materials identified on Exhibit B ("Equipment") for use by Wink in the development and to perform Wink's support obligations. Toshiba shall remain the owner of such Equipment. Wink may, upon written approval by Toshiba in each instance, which approval shall not be unreasonably withheld, alter the Specifications commensurate with good faith efforts to finalize and refine the Deliverables in accordance with Toshiba's needs and objectives for the Licensed Engine Product. The parties may agree on additional Development Activities by amending Exhibit A. All development shall be at each party's sole expense, except as set forth in
                Section 4 (entitled "Royalties") or Section 10 (entitled "Training, Support and Maintenance") or Exhibit E (entitled "Support") below.

        2.2 Delivery and Acceptance. In the event either party is late in the performance of its obligations with respect to the Development Plan, the other party's obligations as to those items shall be delayed by a period necessary as a result of the delay. The parties shall mutually agree on testing criteria and evaluation procedures for the Deliverables which shall be set forth in the Development Plan. Upon delivery to Toshiba of each Deliverable, Toshiba shall have thirty (30) days to test such Deliverable, unless a longer period is specifically agreed to by the parties in writing, in accordance with the mutually agreed criteria and procedures, for conformance to the applicable Specifications and to accept such Deliverable or deliver to Wink a written Statement of Defects to be corrected. Failure to provide a Statement of Defects shall be deemed acceptance. If Toshiba provides a written Statement of Defects, Wink shall use reasonable commercial efforts to correct such defects as soon as practicable and resubmit the Deliverable to Toshiba. These procedures shall be repeated until Toshiba accepts the Deliverable or the parties mutually agree to terminate this Schedule.



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        2.3     Transfer. Upon Toshiba's acceptance of the final Deliverable
                ("Final Acceptance"), Wink shall deliver to Toshiba a master diskette or other digital storage media containing the Licensed Engine Product for use by Toshiba in accordance with the terms of this Agreement.

        2.4 Other Projects. Toshiba acknowledges that Wink is in the business of customizing the Wink Engine for other third parties and nothing in this Agreement restricts Wink's rights to provide the Licensed Engine Product or other versions of the Wink Engine to any other party.

        2.5 Further Development. Wink agrees to waive the Non-Recurring Engineering expense ("NREs") fees associated with the development of version 1.X of the Licensed Engine Product. Any additional development, localization or testing of the Licensed Engine Product after acceptance under Section 2.2 including feature enhancements or creation of a new version will be subject to mutual agreement. If the parties agree upon terms and conditions for such development, the parties will attach an addendum to this Agreement setting forth all such turns and conditions or will amend this Agreement as necessary to account for such development.


 3     LICENSE

        3.1 Licensed Engine Product. Subject to the terms and conditions of this Agreement, Wink grants to Toshiba a worldwide, non-exclusive, non-transferable, right and license, under all of Wink's Intellectual Property Rights in and to the Licensed Engine Product, to (a) use, reproduce and have reproduced the Licensed Engine Product, solely (i) for the purpose of incorporating the Licensed Engine Product into a Toshiba Component to create a Combined Engine Component, and (ii) as necessary in the course of distribution and support of a Combined Engine Component as permitted hereunder; (b) distribute the Combined Engine Component, directly or indirectly through subdistributors in accordance with Section 3.4 below, to OEM's for incorporation and use in a Combined Engine Product; and (c) incorporate the Combined Engine Component into a Toshiba product and distribute the Combined Engine Product. Toshiba may distribute the Licensed Engine Product on a standalone basis solely for incorporation into a previously transferred Toshiba Component, provided that such distribution shall be subject to procedures reasonably acceptable to Wink to monitor and account for such distribution, including encryption procedures where distributed electronically or by broadcast or other transmission. The parties shall mutually agree in writing on such procedures prior to any such distribution and Toshiba shall ensure that its subdistributors comply with all such procedures. Toshiba shall have no right to sublicense the foregoing rights except to the extent a sublicense may be deemed to have been granted in connection with the exercise by Toshiba of its rights to engage submanufacturers and subdistributors as described herein. Except as expressly provided in this Agreement, Wink reserves all rights and ownership to the Licensed Engine Product.

                3.1.1 Toshiba Subsidiaries. The grant in Section 3.1 shall also apply to any direct or indirect subsidiary of Toshiba that is majority-owned and controlled by Toshiba and only for so long as it remains majority-owned and controlled by Toshiba and that is listed in Exhibit C provided that Toshiba, prior to the exercise of any such rights by a subsidiary, obtains in writing such subsidiary's agreement to be bound by all the applicable restrictions and obligations under this Agreement. Upon request of Wink, Toshiba shall promptly provide Wink a copy of each such written agreement. Toshiba hereby guarantees the performance of such obligations and restrictions by each subsidiary exercising any rights under Section 3.1 as primary obligor and not merely as surety. Toshiba shall provide Wink with the name and contact information for an appropriate manager at each subsidiary in Exhibit C. Failure to list a subsidiary in Exhibit C shall have no effect on the obligations of Toshiba as set forth in this Section 3.1.1.



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        3.2     Combined Engine Product. Toshiba agrees, and will obtain the written agreement of any OEMs to which it or its subdistributors have distributed Combined Engine Components, to provide Wink with a written notice describing the Combined Engine Product at least thirty (30) days prior to the first shipment of such a Combined Engine Product. The description of the Combined Engine Product shall include the product type (e.g., color television), distinguishing characteristics (e.g., 32" double-wide screen), model # and expected Suggested Retail (List) Price. Toshiba shall also provide two free sample units of such Combined Engine Product, as soon as is practicable, but with a target of providing such units at least thirty (30) days prior to the first shipment of such a Combined Engine Product. With respect to shipments made before the Execution Date, Toshiba will provide such units within 30 days from the Execution Date. Wink shall have no obligation to return such sample units.

        3.3 Have Reproduced. Toshiba shall have the right to provide the Licensed Engine Product to in third party manufactures of Combined Engine Components or Combined Engine Products (each a "Submanufacturer"), provided that each Submanufacturer shall agree in a signed writing to be bound by the applicable restrictions on Toshiba set forth in this Agreement with respect to the Licensed Engine Product, which include but is not limited to the agreement to use and copy the Licensed Engine Product solely to create Combined Engine Components or Combined Engine Products only for Toshiba and to keep the Licensed Engine Product confidential according to the applicable terms of this Agreement. Toshiba shall provide the name of such Submanufacturer to Wink promptly upon contracting with such Submanufacturer regarding services concerning the Licensed Engine Product. Upon request of Wink, Toshiba shall promptly provide to Wink a copy of such signed writing with each Submanufacturer, and Toshiba shall ensure that each Submanufacturer abides by such restrictions. Toshiba agrees to indemnify, defend and hold Wink harmless from and against any loss, cost, liability or expense (including Wink's reasonable attorneys' fees) arising out of or related to a breach of the foregoing provisions by Submanufacturers. Toshiba shall promptly notify Wink if Toshiba knows or believes that a Submanufacturer has breached the provisions of this Section.

        3.4 Subdistributors. Toshiba may exercise its distribution rights hereunder through the use of subdistributors; provided, that each subdistributor must agree in a signed writing, prior to obtaining the Licensed Engine Product or Combined Engine Components or Combined Engine Products from Toshiba, to be bound by all applicable restrictions on Toshiba set forth in this Agreement with respect to the Licensed Engine Product. Toshiba shall provide the name of such subdistributor to Wink promptly upon contracting with such subdistributor regarding services concerning the Licensed Engine Product. Upon request of Wink, Toshiba shall promptly provide to Wink a copy of such signed writing with each subdistributor, and Toshiba shall ensure that each subdistributor abides by such restrictions. Toshiba agrees to indemnify, defend and hold Wink harmless from and against any loss, cost, liability or expense (including Wink's reasonable attorneys' fees) arising out of or related to a breach of the foregoing provisions by subdistributors. Toshiba shall promptly notify Wink if Toshiba knows or believes that a subdistributor has breached the provisions of this section.

 4     PAYMENTS

        4.1 Per-Unit Royalty. In consideration for the rights and licenses granted to it under Section 3 above, for each unit of a Combined Engine Component which Toshiba distributes either as a Combined Engine Component or as part of a Combined Engine Product, Toshiba shall pay Wink the following per-unit royalty: [ * ] . Such royalty shall accrue upon shipment or other transfer by Toshiba.

----------
        * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.



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        4.2     Advance Royalties. Wink agrees to waive the royalty advances it customarily requires of its licensees and no royalty advance shall be due from Toshiba.

        4.3 Distribution of Updates. No royalty will be payable for Toshiba's distribution of Updates alone.

        4.4 Promotional Units. Toshiba may distribute a reasonable number of Combined Engine Products as promotional or demonstration units, without incurring a royalty payable to Wink under the provisions of Section 4.1, provided that such units are distributed by Toshiba and its subdistributor, if any, free of charge. Toshiba shall pay Wink the royalty pursuant to Section 4.1 above whenever Toshiba or its subdistributor imposes any charge on or related to a Combined Engine Product.

        4.5 Payments. Toshiba shall make royalty payments to Wink due under this Agreement within forty-five (45) days after the end of each calendar quarter during the term of this Agreement, with the first payment to occur within sixty (60) days after the Execution Date. Such payments shall be accompanied by a written report in a form reasonably acceptable to Wink which details all of the following with respect to the applicable period: (i) the number of each type of Combined Engine Product or Combined Engine Component distributed by Toshiba under this Agreement including, the identity of each customer for the Combined Engine Components distributed on an OEM basis, (ii) the number of each type of Combined Engine Product distributed by geographic territory, (iii) the royalty due Wink with respect to such Combined Engine Components or Combined Engine Products accrued during such period showing the calculation of such amounts, and
                (iv) if applicable, the number of Combined Engine Products or Combined Engine Components distributed by Toshiba or its subdistributors for which no royalty is due.

        4.6 Late payments. Any amount not paid when due under Section 4.5 will be subject to a late charge of 1.5% per month, or the maximum permitted by law, whichever is greater.

        4.7 Currency; Taxes. All payments hereunder shall be in United States dollars. All payments by Toshiba shall be made free and clear of, and without reduction for, any and all taxes, including, without limitation, sales, use, value added, withholding, or similar taxes, other than taxes which are imposed by the United States or any political subdivision thereof based on the net income of Wink. Notwithstanding the foregoing, Wink agrees that, if any income taxes are imposed by the Japanese government on we payment to be made under this Agreement, Toshiba shall withhold such amount of taxes ("Japan Royalty Income Withholding Tax"), up to a maximum of 10% of such payments and pay the withheld amount to the Japanese tax authorities to the extent that Toshiba is legally required to do so. Excluding the Japan Royalty Income Withholding Tax, any such taxes which are otherwise imposed on payments to Wink shall be the sole responsibility of Toshiba. Toshiba shall provide Wink with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by Wink to establish that such taxes have been paid.

        4.8 Books and Records; Audit. Toshiba agrees to maintain, and to require that each Submanufacturer and subdistributor who reproduces or distributes Licensed Engine Products, Combined Engine Products or Combined Engine Components maintain and provide to Toshiba, until three (3) years after the termination or expiration of this Agreement, complete and current books, records and accounts regarding all copying and distribution activities pursuant to this Agreement and to document compliance with the licenses granted. Toshiba agrees to allow an independent certified public accountant hired by Wink to audit and examine such books, records and accounts no more than once each calendar year, during Toshiba's normal business hours, to verify the accuracy of the reports and payments made to Wink under this Agreement and this Section and compliance with the restrictions of this Agreement. In the event such audit determines that Toshiba has not paid Wink all of the royalties due Wink, Toshiba agrees to pay, in addition to any damages to which Wink might be entitled, the amount of such shortfall plus interest at a rate of one and one-half percent (1.5%) per month or the



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               highest rate allowed by law, whichever is higher. The cost of such audit shall be borne by Wink, provided that if any such audit reveals an underpayment to Wink of at least five percent (5%), Toshiba shall reimburse to Wink all its costs of such audit.

 5     PROPERTY RIGHTS

        5.1     Toshiba Property Rights.

                5.1.1 Description. Toshiba owns all right, title and interest in and to those items listed as owned by Toshiba, as set forth in Section 2 of Exhibit D attached hereto (the "Toshiba Property"). The list in Section 2 of Exhibit D includes the national and local icon images ("National and Local Icon Set") and identifies certain Toshiba Property as openly licensed (the "Openly Licensed Items") which Toshiba agrees to license to Wink and third parties at no cost in an effort to make InterText a standard. Toshiba permits Wink to provide each of the Openly Licensed Items to third parties. Wink shall inform Toshiba of each sublicensee of Openly Licensed Items.

                5.1.2 License Grant. Toshiba hereby grants Wink a non-exclusive, irrevocable, worldwide, royalty-free right and license, including the right to sublicense, under All of Toshiba's Intellectual. Property Rights in and to the Openly Licensed Items to use, copy, display, and distribute such items. Toshiba hereby grants to Wink a non-exclusive, irrevocable, royalty-free, worldwide right to the National and Local Icon Set, including future modifications thereto to use, copy, display and distribute such icons, including but not limited to the right to distribute such icons as part of the Wink Studio or other authoring tool which shall include a sublicense to the use, copying, display and distribution of such icons. Toshiba shall make the National and Local Icon Set available for licensing at a reasonable fee to licensees of the Wink Engine, and Wink will direct interested licensees to the attention of a person selected by Toshiba and informed to Wink in writing. Nothing in this Subsection 5.1.2 shall prevent any party from creating icons that are similar or identical to the icons that are included in the Openly Licensed Items and in the National and Local Icon Set, so long as they are created without use of the data files comprising those icons. Except as expressly provided in this Subsection 5.1.2, Toshiba does not grant Wink any right, title or interest in the Toshiba Property, whether by implication, estoppel or otherwise. All property rights with respect to the Toshiba Property not specifically granted herein are reserved to Toshiba.

        5.2     Wink Property Rights.

                5.2.1 Description. Except for the Toshiba Property, Wink owns and shall own all right, title and interest in and to
                        (a) the Licensed Engine Product and all modifications and derivatives thereof, (b) all Intellectual Property Rights relating to the design, manufacture, marketing, operation or service of the Licensed Engine Product and the Wink ITV System, (c) all files, code, or technology that is related to the Wink Engine or the Licensed Engine Product (collectively, the "Wink Property"). Notwithstanding anything to the contrary in this Agreement, those items listed as owned by Wink, as set forth in Section 3 of Exhibit D attached hereto, are included in Wink Property.

                5.2.2 License Grant. Wink hereby grants Toshiba a non-exclusive, irrevocable, worldwide, royalty-free right and license, under all of Wink's Intellectual Property Rights in and to the Wink Property identified as 103 International Icon Images, as set forth in
                        Section 3 of Exhibit D attached hereto (the "Wink Images"), to use, copy, have copied, display, distribute, and modify the Wink Images in connection with use of the Licensed Engine



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                        Product. Except as expressly provided in Section 3 of
                        this Agreement or this Subsection 5.2.2, Wink does not grant Toshiba any right, title or interest in the Wink Property, whether by implication, estoppel or otherwise. All property rights with respect to the Wink Property not specifically granted herein are reserved to Wink.

        5.3 Assignment. Toshiba hereby assigns to Wink all right, title and interest, including all Intellectual Property Rights, in and to all Wink Property developed in whole or part by Toshiba. Wink hereby assigns to Toshiba all right, title and interest, including all Intellectual Property Rights, in and to all Toshiba Property developed in whole or part by Wink. Each party shall sign any further documentation requested by the other party to effect such assignment of rights. In the event a party fails to take such action within a reasonable period, such party hereby appoints the other party its attorney-in-fact for the purpose of executing such documents, which appointment shall be deemed a power coupled with an interest and shall be irrevocable.

        5.4 Correction Of Errors in Property Lists. If Toshiba or Wink has omitted any item from the appropriate sections of Exhibit D, the omitting party shall notify the other party of its claim to ownership of the omitted item. The parties shall agree upon ownership of such omitted item within thirty (30) days.

        5.5 Rights. The parties acknowledge that each party may be or have been provided with access to source code developed by the other party for the purpose of speeding the development or support activities related to this Agreement. Respective of such access and development, all Intellectual Property Rights shall be as set forth in this Agreement.

        5.6 Notices. Toshiba shall not modify, alter or obscure any proprietary notices contained on or within the Licensed Engine Product, and all copies of the Licensed Engine Products reproduced or distributed by or for Toshiba shall contain copyright and other proprietary notices in the same manner in which Wink incorporates such notices in the Licensed Engine Products and the documentation.

        5.7 Limitations. Toshiba shall not modify, prepare derivative works of, reverse engineer, disassemble, decompile, or otherwise attempt to obtain access to the source code of the Licensed Engine Product or any Wink product. To the extent that access to source code is provided by Wink to Toshiba under Section 5.5, such access shall not be a violation of this Section 5.7.

 6     PRODUCT QUALITY WARRANTY AND WARRANTY DISCLAIMER

        6.1 Product Quality Warranty. Wink warrants to Toshiba that for a period of three (3) months after Final Acceptance of the Licensed Engine Product and Toshiba-Requested Updates and after delivery of any other Updates, such Licensed Engine Product or Updates of any kind will operate under ordinary use in substantial conformance with the Specifications. Wink does not warrant that the Licensed Engine Product or Updates of any kind will be error free or meet all of Toshiba's requirements. (This
                Section 6.1 lists separately Licensed Engine Products and the different kinds of Updates for clarification for purposes only. Unless otherwise noted, in other sections of this Agreement, the definition of Licensed Engine Product includes Updates pursuant to Section 1.2.)

        6.2 Items not Covered by Warranty. Wink's warranty shall not extend to problems in the Licensed Engine Product that result from: (i) Toshiba's failure to implement any Updates to any Wink product which are provided by Wink; (ii) changes to the Toshiba Components, the Toshiba-owned code that works with the Licensed Engine Product (as listed in Section 2 of Exhibit D), or other non-Wink products which adversely affect the Licensed Engine Product; (iii) any alterations of or additions to the Licensed Engine Product or other Wink products performed by parties other than Wink; (iv) use



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                of the Licensed Engine Product in a manner inconsistent with the
                Specifications or in a manner for which it was not intended; (v) combination of the Licensed Engine Product with other products not supplied by Wink (unless such products, including but not limited to Toshiba server products, are specifically identified in the Specifications as compatible with the Licensed Engine Product and are tested and confirmed in writing as compatible by Wink in the configuration and conditions deployed by Toshiba) which problems do not affect the Licensed Engine Product standing alone; or (vi) operation of the Licensed Engine Product outside of environmental specifications; unless, with respect to items (ii), (iii), (v) and (vi), Wink was given the opportunity and time to test such products or changes for compatibility and Wink provided Toshiba written confirmation of compatibility. For the purposes of Subsection (v) above, the Toshiba servers which shall be tested for compatibility are those described in Exhibit B of the Wink Application Server License Agreement and Exhibit B of the Wink Online Server for InterText License Agreement.

        6.3 Exclusive Remedy. Wink's sole obligation and Toshiba's exclusive remedy under the above warranty shall be for Wink to use commercially reasonable efforts to bring the Licensed Engine Product into conformity with Wink's warranty set forth in
                Section 6.1 above, at no cost to Toshiba (other than as provided for in Section 10.1 and 10.2 below); provided, that Wink shall have no obligation to correct all errors in the Licensed Engine Product.

        6.4 Disclaimer. EXCEPT FOR THE ABOVE EXPRESS LIMITED WARRANTY, WINK MAKES AND TOSHIBA RECEIVES NO WARRANTIES WITH RESPECT TO THE LICENSED ENGINE PRODUCT, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND WINK SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

7       LIMITATION OF LIABILITY

        WINK'S LIABILITY ARISING OUT OF THIS AGREEMENT SHALL NOT EXCEED THE AMOUNTS RECEIVED FROM TOSHIBA HEREUNDER. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY NOR SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS OR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT THAT, WITH RESPECT TO CLAIMS BY WINK AGAINST TOSHIBA FOR BREACH OF THE SCOPE OF LICENSES GRANTED IN THIS AGREEMENT, WINK SHALL BE ENTITLE TO RECOVER LOST PROFITS. THE FOREGOING LIMITATIONS SHALL APPLY EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

8       INDEMNITY

        8.1 Obligation. Wink shall defend, or at its option, settle any claims brought against Toshiba and shall hold Toshiba harmless from any judgments, damages, costs or expenses incurred by Toshiba, including reasonable attorney's fees, resulting from any claim that the Licensed Engine Product infringes the copyright, trade secret or trademark rights of a third party or the U.S. patent rights or the corresponding Japanese patent rights that are identical in scope, where such U.S. or Japanese patents have been granted prior to the first shipment of a Combined Engine Component or Combined Engine Product by Toshiba, provided that Toshiba notifies Wink of such claim promptly in writing of and gives Wink the exclusive authority to defend or settle such claim and provided that such patents owned by, controlled by, or licensed to only parties other than Toshiba or its subsidiaries. Toshiba shall provide proper and full information and assistance to settle or defend any such claim. If the Licensed Engine Product becomes, or if Wink reasonably believes it may become, the subject of any claim for infringement or is adjudicatively determined to infringe then Wink may, at its option and expense, either (i) procure for Toshiba the right to sell or use, as appropriate, the Licensed Engine Product or (ii) replace or modify the Licensed Engine Product with other suitable and reasonably equivalent software so that the Licensed Engine Product becomes noninfringing or
                (iii) if (i) and (ii) are not commercially practicable, Wink may terminate this Agreement.

        8.2 Limitations. The foregoing obligations shall not apply to (i) the Licensed Engine Product used in conjunction with other products if the Licensed Engine Product used alone would not infringe, (ii) modifications to the Licensed Engine Product made by any party other than Wink or made according to another party's specifications if the Licensed Engine Product would not infringe but for such modifications, (iii) use of any version of the Licensed Engine Product other than the then-current version if the claim could have been avoided by use of such version or
                (iv) any trademark claims regarding any marking or branding not applied or approved by Wink.

        8.3     Entire Liability a Obligation. THE FOREGOING PROVISIONS OF THIS
                SECTION 8 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF WINK TO TOSHIBA WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS BY THE WINK ENGINE OR THE LICENSED ENGINE PRODUCT LICENSED TO TOSHIBA BY WINK PURSUANT TO THIS AGREEMENT.

        8.4 Toshiba Indemnification. Except with respect to those matters for which Wink has agreed to indemnify Toshiba under Sections 8.1-8.3 above, Toshiba agrees to indemnify and hold Wink harmless from and against any and all claims, actions, liabilities, and costs, including reasonable attorney's fees, arising with respect to its use and distribution of the Licensed Engine Product.

 9     MARKETING

        9.1 Wink Marks and User Interface. From time to time, Wink shall provide Toshiba for its use and its subdistributors' use a list of required and permitted uses of Wink's trademarks and logos that Wink may adopt, from time to time and include in an amendment to Exhibit F (the "Wink Marks"), which shall be amended by Wink subject to agreement by Toshiba, such agreement not to be unreasonably withheld. With respect to distribution of the Licensed Engine Product, Wink shall provide artwork for one of the Wink Marks, which is a Wink logo that is designed for use on and regarding Combined Engine Products outside Japan ("Wink Logo") pursuant to Section 9.2. Samples of the Wink Logo are found in Exhibit F. From time to time, Wink may change the Wink Logo and Toshiba will begin using the new Wink Logo at its first convenient opportunity, but no later than ninety (90) days after Wink notifies Toshiba of the new Wink Logo.

        9.2     Use of Wink Logo.

                9.2.1 Use of Wink Logo in Materials. Beginning ninety (90) days after the Execution Date and during the term of this Agreement:

                        (a) If Toshiba or its subdistributors advertise or promote the functionality of the Licensed Engine Product outside Japan, Toshiba shall, and shall require its subdistributors to, use the Wink Logo in connection with the Licensed Engine Product as set forth in this Section, subject to Wink's trademark usage policy then in effect. All representations of Wink Logos Toshiba intends to use shall first be submitted to Wink for approval, which shall not be, unreasonably withheld.

                        (b) Toshiba will include in a prominent location the applicable Wink Logo in any product or marketing materials that are distributed outside Japan with or refer to the Combined Engine Component or Combined Engine Product. It is satisfactory for the Wink Logo to be subordinate to other logos, such as the Toshiba logo or InterText or Television logos, so long as the Wink Logo is presented distinctly and legibly. To the extent that Toshiba provides sample user documentation or other consumer oriented materials to purchasers of the Combined Engine Component for distribution outside Japan, such sample user documentation or other consumer-oriented materials shall also include the Wink Logo. Toshiba will also include in the user documentation, or other materials describing functionality of the Combined Engine Product for distribution outside Japan, Wink copyright and proprietary notices. The content and location of such notices shall be agreed by the parties. To the extent that Toshiba provides sample user documentation or other consumer-oriented materials to purchasers of the Combined Engine Component for distribution outside Japan, such sample user documentation or other consumer-oriented materials shall also include Wink copyright and proprietary notices, in the same manner as presented in Toshiba's own user documentation or other consumer-oriented materials.

                9.2.2 Use of Wink Logo on Combined Engine Products. In recognition of the fact that Wink intends to establish Wink's brand as a consumer-recognized enhancement to consumer electronics products, Toshiba agrees to affix by silk-screening or other permanent method the Wink Logo on Combined Engine Products to be distributed outside Japan by Toshiba or a subdistributor. The Wink Logo must be affixed in a prominent location on such Combined Engine Products and the remote controls for such products. It is satisfactory for the Wink Logo to be subordinate to other logos, such as the Toshiba logo, so long as the Wink Logo is presented distinctly and legibly. If the nature of the affixing requires changes to the Wink Logo, Wink and Toshiba shall mutually agree on such changes.

        9.3 No Registration of Wink Marks. Except as expressly set forth in this Agreement, nothing shall grant to Toshiba or its subdistributors any right, title or interest in the Wink Marks. At no time during the term of this Agreement shall Toshiba register, attempt to register or cause the registration of any of the Wink Marks other than in Wink's name and at Wink's specific written request, except in the event Toshiba adopts, uses or acquires a trademark, mark or trade name substantially similar to a Wink Mark prior to Wink's adoption, use or acquisition of such Wink Mark. Except to the extent such acts may not be prohibited by applicable law, at no time during the term of this Agreement shall Toshiba or its subdistributors challenge or assist others to challenge the Wink Marks or the registration thereof.

        9.4 Press Releases. The parties intend to cooperate and participate in public relations programs to promote the Licensed Engine Products and the relationship between the parties. Appropriate personnel from each party shall participate in such public relations program. The parties shall cooperate with respect to and mutually approve (not to be unreasonably withheld or delayed) all press releases issued by either party with respect to this Agreement or the parties' relationship. Such approval is intended to protect the timing of disclosure of the availability of the Licensed Engine Products and of the existence of the parties' relationship, as well as to ensure proper references, accurate information and correct proprietary notices and information. The contents of each press release shall be agreed upon between the parties from time to time. Unless otherwise agreed in writing by the parties, any press release issued outside Japan pursuant to this Section shall contain: (i) in the body of the release, the name and location of both parties; (ii) in a footnote at the end of the release, both parties' proprietary notices with respect to technology discussed in the body of the release. Whenever feasible, the press release shall also include the logo of each party.

        9.5 Disclosures of Terms and Relationship. Each party agrees not to disclose the terms of this Agreement to any third party without the other's written consent in its sole discretion, except to such party's accountants, attorneys and other professional advisors, or as required by securities or other applicable laws.

        9.6 Units for Marketing and Employee Use. Upon written request from Wink, Toshiba agrees to sell to Wink, at Toshiba's wholesale price, a maximum of two-hundred and fifty (250) units of each Combined Engine Product and a maximum of ten (10) Combined Engine Components for use by Wink in its marketing programs or for resale or gift to Wink employees or consultants ("Marketing/Employee Units"). Marketing/Employee Units shall be shipped at Wink's cost.

 10    TRAINING, SUPPORT AND MAINTENANCE

        10.1 Updates. Wink, in its sole discretion shall make Updates available to Toshiba from time to time for use and distribution consistent with this Agreement. The Toshiba Requested Updates, as defined in Exhibit E. shall be accepted by Toshiba in accordance with the acceptance procedure provided in Section
                2.2. Wink is not responsible for the distribution of Updates to Toshiba's subdistributors, Submanufacturers, or end-users. Unless an end-user specifically refuses to accept a given Update, Toshiba promptly shall make Updates available to all subdistributors and end-users, if applicable. Toshiba shall implement each Update to new production in its own facilities or at Submanufacturers' facilities promptly after receipt of such Update from Wink, but no later than forty-five (45) days after receipt.

        10.2 Support. Toshiba shall be responsible for providing all support to its subdistributors, subsidiaries, and end user customers. Toshiba shall also be responsible for all testing of Combined Engine Components and Combined Engine Products containing accepted Licensed Engine Products with new versions of hardware and software provided by parties other than Wink. Wink shall make available to Toshiba support services as set forth in Exhibit E.

        10.3 Equipment. The parties intend that Wink have an environment in which to recreate field situations, to allow Wink to replicate problems which may occur in the field and to test solutions for such problems. In order to facilitate Wink's performance of the support activities contemplated herein, Wink shall retain the Equipment provided pursuant to Section 2.1 which is reasonably necessary to functionally replicate a Combined Engine Component and Combined Engine Product. Upon expiration or termination of this Agreement, Wink shall return all of the Equipment to Toshiba. Wink shall return all such Equipment to Toshiba promptly upon request by Toshiba; provided that Wink's development and support obligations under this Agreement shall terminate to the extent Equipment returned to Toshiba is required by Wink to fulfill its obligations.

        10.4 Training. Wink shall provide training for Toshiba employees as mutually agreed from time to time at current Wink training rates at the time training is provided.

        10.5 Travel Expenses. In the event that, in the performance of its services under Section 10 of this Agreement it is mutually agreed by the parties that employees or contractors of Wink will travel from Wink's facility, Toshiba shall pay and/or promptly reimburse Wink for, all reasonable travel, room and board, car rental and other similar expenses associated with such travel. Notwithstanding the above, if both parties agree that travel by Wink employees or contractors is necessary to fix bugs that are Wink's fault, the expenses for such travel shall be borne by Wink, unless otherwise agreed.

        10.6 Source Code Escrow. Upon written request, Wink agrees to enter into a Source Code Escrow Agreement in a form mutually agreeable, governing the release of the source code of the Licensed Engine Product. Expenses associated with such agreement and escrow shall be the sole responsibility of Toshiba.

 11    TERM AND TERMINATION

        11.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for a term of five (5) years from the Execution Date. The term of this Agreement may be extended by written mutual agreement of the parties.

        11.2 Termination for Cause. If either party materially breaches its obligations under Section 13 (entitled "Confidentiality") of this Agreement, the non-breaching party may immediately terminate this Agreement and the remaining other Wink/Toshiba Agreements upon written notice to the breaching party. If Toshiba breaches the scope of any license grant under any of the Wink/Toshiba Agreements, Wink may give written notice to Toshiba that if such breach is not cured within thirty (30) days, this Agreement and the other Wink/Toshiba Agreements shall terminate immediately at the end of such thirty (30) day period. If either party breaches its material obligations under this Agreement and fails to cure such breach within thirty (30) day's from written notice to cure, the non-breaching party may terminate this Agreement.

        11.3 Termination for Insolvency. This Agreement shall terminate upon written notice given by a party, at such party's option and without further notice, upon the earlier of: (i) the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party's debts, (ii) the other party's making an assignment for the benefit of its creditors, (iii) the other party's declaration in writing of its inability to pay debts as they become due, or (iv) the other party's dissolution or ceasing to conduct business as a going concern.

        11.4 Effect of Termination. Upon the expiration or termination of this Agreement, the following provisions shall take effect:

                11.4.1 Any and all end user licenses granted by Toshiba or its subdistributors shall continue in effect according to their terms and conditions;

                11.4.2 Within thirty (30) days after such expiration or termination, both parties shall return and certify to the other party the return of all Confidential Information of the other party in its or its Submanufacturers' possession at the time of expiration or termination, or destroy all such Confidential Information and certify such destruction to the other party.

                11.4.3 Toshiba shall pay all outstanding amounts owed to Wink within forty-five (45) days of the end of the quarter during which such expiration or termination occurs. In the event Wink is performing development tasks for Toshiba at the time of any termination, Toshiba shall also pay to Wink the next payment due under the development schedule for such work; and

                11.4.4  The provisions of Sections 1, 2.4, 4.7, 4.8, 5, 6.4, 7,
                        8, 11, 13 and 14, the guarantee by Toshiba in Section
                        3.1.1 and all payment obligations accrued at the time of expiration or termination shall survive the expiration or termination of this Agreement for any reason.

        11.5 Destruction of Inventory. Within ninety (90) days after the effective date of termination of this Agreement, Toshiba shall destroy, and shall certify to Wink the destruction of, all copies of the Licensed Engine Products in its or its subdistributors' possession. Notwithstanding the foregoing sentence, during such ninety (90) day period, Toshiba and its subdistributors shall have a right to sell off existing inventory of Combined Engine Products or Combined Engine Components.

        11.6 Termination of other Wink/Toshiba Agreements. Except as expressly provided in Section 11.2 above, termination of one of the other Wink/Toshiba Agreements shall not result in termination of or in any way affect this Agreement nor shall the termination of this Agreement result in termination of or in any way affect the other Wink/Toshiba Agreements.

 12     MOST FAVORED NATION

        If Wink, during the term of this Agreement, grants to an unaffiliated third party a license under Wink's Intellectual Property Rights to the Wink Engine which is in all material respects equivalent to this Agreement and which contains provisions requiring the third party to make payments at rates of royalty and payment terms more favorable than provided in this Agreement, then Toshiba shall be entitled to have the same royalty rate payable by such third party provided that Toshiba accepts all other terms and conditions of the agreement with such third party so that after such acceptance of all other terms and conditions, Toshiba's agreement with Wink is identical to the third party's agreement with Wink.

 13     CONFIDENTIALITY

        13.1 Obligation of Confidentiality. The parties acknowledge that by reason of their relationship to each other hereunder, each may have access to certain information and materials concerning the other's business, plans, customers, technology and products that is confidential and of substantial value to that other party, which value would be impaired if such information were disclosed to third parties ("Confidential Information"). Information provided in writing shall be deemed Confidential Information if it has been clearly identified by the disclosing party as confidential; for Confidential Information which is orally disclosed, the disclosing party shall indicate to the receiving party at the time of disclosure the confidential nature of the information and designate it as confidential in a written memorandum sent to the receiving party within thirty (30) days of disclosure, summarizing the confidential information sufficiently for identification. Without limiting the foregoing, Confidential Information shall include the source code of the Licensed Engine Products. Each party agrees that, for a period of seven (7) years after receipt of any Confidential Information other than source code and for an indefinite period (i.e., perpetually) regarding the source code, it shall not use in any way, for its own account or the account of any third party, nor disclose to any third party, except as may be expressly permitted under this Agreement, any such Confidential Information revealed to it by the other party and shall take every reasonable precaution to protect the confidentiality of such information. Upon request by either party, the other party shall advise whether or not it considers any particular information or materials to be confidential, provided that the Licensed Engine Products (except for documentation identified by Wink as public) shall at all times be deemed Confidential Information of Wink. Neither party shall develop or have developed any software programs utilizing any of the other party's Confidential Information.

        13.2 Exceptions. Information shall not be deemed Confidential Information hereunder if such information:

                13.2.1 Is or becomes part of the public domain through no fault or breach on the part of the receiving party;

                13.2.2 Is known to the receiving party prior to the disclosure by the disclosing party and such knowledge can be shown by written records;

                13.2.3 Is subsequently rightfully obtained by the receiving party from a third party who has the legal right to disclose it;

                13.2.4 Is independently developed by the receiving party without the use of any Confidential Information or any breach of this Agreement;

                13.2.5  Is approved for public release by the disclosing party;
                        or

                13.2.6 Is required to be disclosed by judicial action provided that the receiving party has first given the disclosing party reasonable notice of such requirement and fully cooperates with the disclosing party in seeking confidential treatment for any such disclosure.

        13.3 Injunctive Relief. The parties acknowledge that any breach of the provisions of this Section 13 may cause irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, each party agrees that each will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of this Section 13.

 14    GENERAL

        14.1 Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, earthquake, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the nonperforming party.

        14.2 No Waiver. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

        14.3 No Oral Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless mutually agreed in writing.

        14.4 Governing; Law Dispute Resolution. This Agreement shall be governed by and construed under the laws of the State of California, without reference to conflict of laws principles. Any dispute or claim arising out of or in relation to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce as presently in force ("Rules") and by three arbitrators appointed in accordance with said Rules. Judgment on the award rendered may be entered in any court having jurisdiction thereof. The place of arbitration shall be San Francisco, California, U.S.A. Any monetary award shall be in U.S. dollars and the arbitration shall be conducted in the English language. The parties may apply to any court of competent jurisdiction for temporary or permanent injunctive relief, without breach of this Section 14.4 and without any abridgment of the powers of the arbitrator.

        14.5 Import & Export Controls. Toshiba understands that Wink is subject to regulation by agencies of the U.S. government which prohibit export or diversion of certain product and technology to certain countries. Any and all obligations of Wink including without limitation obligations to provide products, technology, documentation, or technical assistance, will be subject in all respects to such United States laws and regulations that will from time to time govern the license and delivery of technology and products abroad or to foreign nationals by persons subject to the jurisdiction of the United States. Toshiba warrants that it will comply in all respects with the export and reexport restrictions set forth in any export licenses obtained by the Wink or Toshiba (if necessary). Toshiba warrants that it will not, and will take all actions which may be reasonably necessary to assure that its end-user do not, contravene such United States laws or regulations. Wink agrees that no technical information furnished by Toshiba hereunder or any direct products thereof is intended to or will be exported to any destination restricted by export control regulation of the United States and/or Japan, without prior written authorization from appropriate governmental authorities.

        14.6 No Assignment. Neither this Agreement nor any rights or obligations of Toshiba or Wink hereunder shall be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that either party may assign its rights and obligations hereunder to any entity (i) which controls, is controlled by or is under common control with such party, or
                (ii) which acquires all or substantially all of the assets or business of such party to which this Agreement pertains; provided, that in both cases such entity shall assume in writing or by operation of law such party's obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

        14.7 Independent Contractors. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

        14.8 Compliance with Laws. In exercising its rights under this license, each party shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license.

        14.9 Notices. All notices under this Agreement shall be in writing and sent by (i) certified air mail, return receipt requested, postage prepaid, (ii) commercial courier service, or (iii) via facsimile with a confirming notice sent by one of the methods described in subsections (i) or (ii) above. If properly addressed to or delivered at the address for each party set forth above (for each party, to the attention of "Legal Department"), a notice shall be deemed given upon delivery or, where delivery cannot be effected due to the actions of the addressee, upon tender.

        14.10 Counterparts. This Agreement may be executed in any number of counterparts and when so executed and delivered shall have the same force and effect as though all signatures appeared on one document.

        14.10 Severability. The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegal, invalid or unenforceable provision shall be severed from this Agreement and the remainder of the Agreement shall remain in full force and effect, and the parties shall negotiate a substitute, legal, valid and enforceable provision that most nearly reflects the parties' intent in entering into this Agreement.

        14.12 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, proposals and representations by the parties, including but not limited to the Project Outline between the parties dated February 24, 1995.

        IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

WINK COMMUNICATIONS, INC.                          TOSHIBA CORPORATION


By: /s/ Gary L. Hammer                             By: /s/ T. Kobayashi

Name: Gary L. Hammer                               Name: T. Kobayashi

                                                   General Manager
Title: VICE PRESIDENT                              Title: Legal Affairs Division

                                    EXHIBIT A

                         DEVELOPMENT PLAN OF WINK ENGINE

Dated as of_____________, 1997


1.      Specifications

        Specifications for the Licensed Engine Product are attached to this Exhibit. The following documents comprise the Specifications:

        * "Technical Specification for the Wink Engine Version 1.0 as Customized for Toshiba TC90A1F IF Decoder" to be released in December 1996.

        * "ICAP Version 1.0 Technical Specification" (to be released in December 1996).

2.      Development Milestones: Deliverables, Deliverer, and Completion Dates

        All development milestones by both Wink (including but not limited to the porting of the Wink Engine) and Toshiba (including but not limited to the creation of driver code that provides hardware interface for communications, graphics and user interface libraries of the Licensed Engine Product, and the modification of icons and translation of text strings appropriate for the Japanese market) have been completed as of the Execution Date.

3.      Schedule

        Completed as of Execution Date.

                                    EXHIBIT B

                                TOSHIBA EQUIPMENT


This list covers the Equipment as defined in the Wink Engine License Agreement, the Wink Online Server for InterText License Agreement and the Wink Application Server License Agreement.

In addition to the two sample units of each Combined Engine Product listed pursuant to Section 3.2 of the Agreement, Toshiba shall provide the items listed below. For each of the following items, Toshiba shall provide (unless already provided) the number of units of each item specified below, including licenses for use by Wink if such licenses are required as well, and for items noted with a "*", any documentation in Japanese and English. If documentation is not sufficient for use by Wink engineers, then Toshiba shall provide reasonable assistance to Wink engineers, including but not limited to providing Wink reasonable training, installation assistance, responses to questions by email, and specifications in Japanese and, if available, English.

The parties agree that they will amend this list to include any other items reasonably necessary for Wink to develop, test, or maintain, on Wink's premises, the Licensed Engine Product, the Licensed WAS Technology, and the Licensed WOS Technology, excluding items that Wink should reasonably be expected to obtain on its own as part of Wink's standard business assets (including standard PCs or workstations, except to the extent that such PC or workstation is part of an integrated piece of equipment distributed by Toshiba or a third-party for development, testing, support, or use of the Combined Engine Products, Combined Broadcast Server Products, and the Combined Online Server Products).

Notwithstanding the above two paragraphs, the parties recognize that given this contract is being executed after development and testing has concluded, some items (in one or more units) may have been provided by Toshiba during development or testing and may have been returned to Toshiba on the expectation that these items are no longer needed by Wink for maintenance. The list below excludes such items (or the returned units of items listed below). If such items (or additional units of items listed below) become reasonably necessary for Wink to provide maintenance under this Schedule, then the parties agree that such items shall be added to the list.

The following excludes minor items such as cables, keyboards, mice/mousepads, EPROMs and OTP ROMs, which may have been provided by Toshiba but are not of material cost.

Already at Wink (excluding documentation): PCs and workstations and related equipment:

        (2)     HP Vectra VL 5/75 PC w/ Win 3.1J/DOS-J, PCNFS-J; CD7ROM drive
        (1)     HP Vectra VL2 4/66 w/ Win 3.1J/DOS-J, PCNFS-1; CD-ROM drive
        (2)     HP Vectra VE 4/66 w/ Win 3.1J/DOS-J, PCNFS-J; CD-ROM drive
        (1) Toshiba PV3000 Pentium-133 w/ Win 3.1J/DOS-J, PCNFS-J; CD-ROM drive
        (1)     J-3100 (486) PC w/ Win 3.1J/DOS4, PCNFS-J

        (1)    J-3100 (486) PC w/ RTM drivers
        (1)    Sony 17" PC monitor
        (2)    Toshiba PC monitors
        (5)    HP 15" Ergo Ultra VGA monitor
        (1)    Toshiba 15" color monitor
        (1)    Sun SPARCstation IPX w/ Sun OS 4.13
        (1)    Sun Monitor (approx 20")
        (1)    Smart5 system (Sparc4, 19" grayscale monitor, Solaris 2.4J)
        (1)    Smart4 system (Sparc4, 19" grayscale monitor, Solaris 2.4J)
        (1)    Toshiba AS-4085workstation (equivalent to SPARC 20) w/ Solaris
               2.4J
        (1)    Toshiba 19" monitor for AS4085
        (1)    external Sun CD-ROM drive
        (1)    Omron 14.4k modem
        (1)    l0 baseT hub

RTMs, RTPs and related equipment:
        (5)    RTM cards
        *(1) RTPSystem--includes:SND68,SVC-II Digital SerialConverter, Teletext inserter, and
FW2000 w/20" Toshiba color monitor keyboard (Japanese, Sun type 5).
        (1)    external Toshiba CD-ROM drive (came with RTP)
        (1)    external Toshiba QIC tape drive (came with RTP)

Other equipment:
        (2)    Toshiba VCRs (non-IT enabled)
        (1)    BS-CS Tuner CSR-110 modified for development work
        (3)    old Teletext decoders
        (3)    ASCII telephone line emulators
        (5)    Koden StepDown (120V_100V) transformer (small)
        (2)    Nissyo DN-101 StepDown transformer
        (2)    Toyoden CD 117-15 StepDown transformer
        (1)    adapter socket for burning TV CPU
               (2) 28" WideBazooka TV w/ IT (prototype) and remote control (Note: one TV is dead) (3) 32" WideBazooka TV w/ IT (prototype) and remote control (Note: one TV is dead)
        (5) development IT settop box (dead) and remote control (Note: one settop box is dead)
        (1)    ShibaSoku VG22F1 teletext signal generator

Not yet at Wink:
        *(1) complete installation of Toshiba broadcast equipment system, including (but not limited to) the Licensed
WAS Technology
        *(1) complete installation of Toshiba online/response server system, including (but not limited to) the Licensed
WOS Technology

                                    EXHIBIT C

                              TOSHIBA SUBSIDIARIES

Toshiba Video Products Pte., Ltd.
456 Alexandria Rd., #07-01/02
NOL Bldg., Singapore
Attn.: Mr. M. Kai, Vice President
Tel.:  +65-273-7856
Fax:   +65-274-8122

Toshiba Video Products Japan Co., Ltd.
1-1, Shibaura 1-chome, Minato-ku, Tokyo 105-01, Japan
Attn.: Mr. M. Kai, Vice President
Tel.: +81-3-3457-8551
Fax:  +81-3-3457-8533


Toshiba Visual-Equipment Corp.
2-29-8, Kamishiba-cho-Higashi, Fukaya, Saitama Pref. 366
Attn.: Technology Executive
(name & contact info to be identified by Toshiba as soon as practicable)
Tel.: +81-485-72-4621
Fax:  +81-485-72-5381

                                    EXHIBIT D

                            TOSHIBA AND WINK PROPERTY


                                     [  *  ]



                               -Exhibit D-page 1-

                      ICAP INTERNATIONAL RESIDENT ICON LIST



                                     [  *  ]

                                    EXHIBIT E


                                     SUPPORT

The following provisions govern the support to be provided by Wink to Toshiba under this Agreement.

        1. Toshiba-Requested Updates. In the case that Toshiba does not wish to wait for Wink to choose on its own to create an Update pursuant to Section 10.1, Toshiba may request, from time to time, an Update version of the Licensed
Engine Product ("Toshiba-Requested Updates") in order to make minor feature enhancements in a timeframe desired by Toshiba. Wink shall use commercially reasonable efforts to schedule the Toshiba-Requested Update in a timeframe that meets Toshiba's requested schedule.

        2. Compensation. Toshiba-Requested Updates shall be treated in the same manner as Updates, except that Wink's work shall be compensated by Toshiba. Compensation shall be at the rate of [ * ]. The compensation terms listed herein are subject to change annually, with 30 days written notice provided by Wink to Toshiba.

        3. Ownership. Ownership of the property created for the Toshiba-Requested Update will be agreed according to the same basis as was used in the development of the Wink Engine as customized by Wink for the TC90A01F and Like Chips, Version 1.O. The fact of that Toshiba is compensating Wink for the time spent providing this support shall not affect ownership of the results of the work.

                                    EXHIBIT F


                                  WINK MARK(s)

Wink Logo: The following are samples of the Wink Logo, to be used pursuant to
Section 9.


         [LOGO NOT SHOWN]                          [LOGO NOT SHOWN]

         wink itv                                  wink itv

            Black & White Logo                        3-color Logo
         (e.g., for silk-screening)                (e.g., for printed materials)


Other Wink Marks relevant to Wink Engine License Agreement:

Wink ITVTM     For use when referring in text to the Wink interactivity system or the interactive functionality provided by Wink's technology.

Wink EngineTM  For use when referring in text to the software inside a
               Wink-enabled device that enables the Inter/Text/Wink functionality.



                               -Exhibit D-page 4-

                    ADDENDUM TO WINK ENGINE LICENSE AGREEMENT


        THIS AMENDMENT (the "Amendment") hereby amends to the Wink Engine License Agreement executed as of 30 September, 1997 (the "Agreement") between Wink Communications, Inc., a corporation with offices at 1001 Marina Village Parkway, Alameda, CA 94501 ("Wink") and Toshiba Corporation, with offices at 1-1 Shibaura, 1-Chome, Minato-ku, Tokyo 105-01, Japan ("Toshiba"). The Amendment is executed by the parties as of this 30 day of September 1997 ("Execution Date") to memorialize changes to the parties' relationship and its terms are effective as of the Execution Date.

        Unless specifically amended in this Amendment, all terms of the Agreement remain in force.

                                    AMENDMENT


1       TOSHIBA-REQUESTED UPDATE

        1.1 Development Requested and Agreed To. Pursuant to Exhibit E (entitled "Support") of the Agreement, Toshiba has requested that Wink create a Toshiba-Requested Update. Such Toshiba-Requested Update shall be an updated version of the Licensed Engine Product ("Version 1.1") to be developed in a timeframe to meet Toshiba's desired shipment schedule of televisions and settop boxes. Wink agrees to develop the Version
                1.1. Toshiba-Requested Update, at a discounted charge to Toshiba of [ * ], to be paid within 30 days of acceptance by Toshiba of the object code to the Licensed Engine Product Version 1. 1.

        1.2 Development Plan for Version 1.1. An addendum to Exhibit A ("Exhibit A-1.1") shall be added to the Agreement, to reflect relevant details concerning the development plan for the Version
                1.1 Toshiba-Requested Update.

        1.3 Ownership of Version 1.1. An addendum to Exhibit D ("Exhibit D-1.1") shall be added to the Agreement, to reflect relevant details concerning the property rights of Wink and Toshiba in the Version 1.1 code.

        IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

WINK COMMUNICATIONS, INC.                        TOSHIBA CORPORATION

By: /s/ Gary L. Hammer                           By: /s/ T. Kobayashi

Name: Gary L. Hammer                             Name: T. Kobayashi

                                                 General Manager
Title: VICE PRESIDENT                            Title: Legal Affairs Division



                               -Exhibit D-page 5-

                                 EXHIBIT A - 1.1

                 DEVELOPMENT PLAN OF LICENSED ENGINE VERSION 1.1

1.      Specifications

        Specifications for the Licensed Engine Product are attached to this Exhibit. The following documents comprise the Specifications:

        * "Wink Engine Functional Specification, Toshiba 1.1 TV/STB" dated 25 March l997 (author: James Theberge, Wink).
        * "User States & Transitions" dated 10 March 1997, Document Revision #970307 (author: Daikuhara Masao, TV Planning Dept, Toshiba).

2. Development Milestones & Schedule: Deliverables, Deliverer, and Completion Dates

Remaining Deliverables to the Other Party                   Deliverer       Completion Date
-----------------------------------------                   ---------       ---------------
                                                                  (Calif. Time)
           Final CPU ROM code for Toshiba Television
           Version 1.1 delivered to Wink                    Toshiba         21 April 1997

           Delivery to Toshiba of final object code,
           Licensed Engine Product Version 1.1 for both
           TV and Settop Box.                               Wink            12 May 1997*

* Note: this is committed date. Target is to provide finished object code for Licensed Engine Product Version 1.1 for TV sooner than this date, and to provide finished object code for Licensed Engine Product Version
        1.1 for Settop Box even sooner than that.)



                               -Exhibit D-page 6-

                                 EXHIBIT D - 1.1

                            TOSHIBA AND WINK PROPERTY


                                      [ * ]



                             Exhibit D-1.1 - Page 1-

                      ICAP INTERNATIONAL RESIDENT ICON LIST

                                      [ * ]